Exhibit 8.3
[date], 2007
Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 35233
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) of Banco Bilbao Vizcaya Argentaria, S.A., a bank organized and existing under the laws of Spain (“BBVA”), relating to (i) the proposed formation of a Virginia corporation (“Company Virginia Sub”) that is a new direct, wholly owned subsidiary of Compass Bancshares, Inc., a Delaware corporation (“Compass”), (ii) the proposed merger of Compass with and into Company Virginia Sub, with Company Virginia Sub surviving the merger, (iii) the proposed statutory share exchange pursuant to which Company Virginia Sub becomes a direct, wholly owned subsidiary of BBVA and (iv) the proposed merger of Company Virginia Sub with and into a Texas corporation (“Parent Texas Sub”) that is a new direct, wholly owned subsidiary of BBVA, with Parent Texas Sub surviving the merger.
     We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION” (other than the subsection entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION—Certain U.S. Federal Income Tax Consequences of Holding BBVA Shares”) in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,